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                                                                   EXHIBIT 16(a)

[LETTERHEAD OF DELOITTE & TOUCHE]


September 14, 1999



Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments in Item 4 of ERLY Industries, Inc.'s ("ERLY") Form 8-K/A dated September 1, 1999, and advise as follows:

With respect to the first sentence of the first paragraph of Item 4, Deloitte & Touche LLP ("Deloitte") did not resign as ERLY's independent auditors on or about February 2, 1999. Prior to our receipt of a copy of the Form 8-K/A from legal counsel for ERLY on September 2, 1999, Deloitte had no knowledge that management of ERLY had terminated Deloitte as its independent auditor. On September 14, 1999, and in response to receipt of such Form 8-K/A, Deloitte advised ERLY that the client-auditor relationship between Deloitte & ERLY had ceased.

We agree with the comments in the second sentence of the first paragraph of Item 4.

With respect to the third sentence of the first paragraph of Item 4, ERLY's principal business was operated by its subsidiary, American Rice, Inc. ("ARI"). In April 1998, Deloitte advised ARI that it was resigning as independent accountants and auditors of ARI. Deloitte had been engaged to audit ERLY's consolidated financial statements for the year ended March 31, 1998; however, Deloitte did not complete that audit and did not issue any report on ERLY's 1998 consolidated financial statements.

With respect to the fourth sentence of the first paragraph of Item 4, we have no basis to agree or disagree with the comments therein, except to state that Deloitte was not engaged to, and did not, audit the consolidated financial statements of ERLY for the year ended March 31, 1999.

With respect to the comments in the sixth sentence of the first paragraph of
Item 4, we agree that there were no disagreements between Deloitte and ERLY management or any matters of accounting principles or practices, financial statements disclosures, or auditing scope or procedures in connection with our audits of ERLY's consolidated financial statements for the years ended March 31, 1997 and 1996. However, as stated above, Deloitte did not resign as ERLY's independent auditors.
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With respect to the comments in the second paragraph of Item 4, we advise that legal counsel of ERLY furnished Deloitte by facsimile transmission a copy of the Form 8-K/A dated September 1, 1999 on September 2, 1999. Deloitte was never furnished a copy of the Form 8-K filed with the Commission on August 24, 1999.

We have no basis to agree or disagree with the comments in the fifth sentence of the first paragraph or in the third paragraph of Item 4.

Yours truly,

/s/ Deloitte & Touche LLP

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